UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report: October 20, 2008
(Date of earliest event reported)
AGILYSYS, INC.

(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28925 Fountain Parkway, Solon, Ohio	44139

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code: (440) 519-8700
2255 Glades Road, Suite 301E, Boca Raton, Florida 33431

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 22, 2008, Agilysys, Inc. (the “Company”) announced that the Company’s Board of Directors (the “Board”) elected Martin F. Ellis as President and Chief Executive Officer of the Company, succeeding Arthur Rhein, who retired as President and Chief Executive Officer, and stepped down as Chairman of the Board and as a Director of the Company, effective as of October 20, 2008. Mr. Ellis was also elected by the Board to fill the vacancy on the Board created by Mr. Rhein’s retirement. The Board also elected Keith M. Kolerus, a Director of the Company since 1998, as Non-Executive Chairman of the Board. In connection with the management restructuring, the Board also elected Kenneth J. Kossin, Jr. as Senior Vice President and Chief Financial Officer. A copy of the press release with respect to these announcements is attached hereto as Exhibit 99.1 and furnished herewith.
     Prior to being elected President and Chief Executive Officer, Mr. Ellis, age 43, was Executive Vice President, Treasurer and Chief Financial Officer of the Company. Mr. Ellis joined the Company in July 2003. There are no understandings or arrangements between Mr. Ellis and any other person pursuant to which Mr. Ellis was selected as an officer or Director of the Company. Mr. Ellis does not have any family relationship with any Director, executive officer or person nominated or chosen by the Board to become a Director or executive officer. Other than his employment with the Company, Mr. Ellis did not have any material interest, direct or indirect, in any material transaction to which the Company was a party, or which is presently proposed.
     Prior to being elected Senior Vice President and Chief Financial Officer, Mr. Kossin, age 44, was Vice President and Controller of the Company. Mr. Kossin has also previously held the position of Assistant Controller for the Company. Mr. Kossin joined the Company in April 2004. There are no understandings or arrangements between Mr. Kossin and any other person pursuant to which Mr. Kossin was selected as an officer of the Company. Mr. Kossin does not have any family relationship with any Director, executive officer or person nominated or chosen by the Board to become a Director or executive officer. Other than his employment with the Company, Mr. Kossin did not have any material interest, direct or indirect, in any material transaction to which the Company was a party, or which is presently proposed.
     In connection with his resignation, Mr. Rhein signed a separation agreement with the Company, effective October 20, 2008 (a copy of which is attached hereto as Exhibit 10.1, furnished herewith, and incorporated herein by reference), which provides that the Company will pay and provide Mr. Rhein with the rights, obligations, payments and benefits as provided by the Employment Agreement by and between the Company and Mr. Rhein, effective as of December 23, 2005, as amended and restated as of January 1, 2006, and as amended and extended as of January 28, 2008 (the “Employment Agreement”) in the event of a Protected Termination (within the meaning of the Employment Agreement). In connection with his separation agreement, Mr. Rhein and the Company have released all claims against each other. Pursuant to the terms of his Employment Agreement, Mr. Rhein will receive his base salary through October 20, 2008, a prorated portion of any award to which he is entitled under the Annual Incentive Plan for the current fiscal year and severance payments equal to 24 months salary and target annual incentives. In addition, Mr. Rhein is entitled to the payments and benefits provided for under the relevant plans and arrangements of the Company, and the Company must continue Mr. Rhein’s group benefits, executive benefits and most perquisites for a period of two years.
     On October 23, 2008, the Company announced that Peter J. Coleman — Executive Vice President of the Company, and Robert J. Bailey — Executive Vice President of the Company, left the Company after their positions were eliminated as part of a strategic realignment of the Company. Each of Messrs. Bailey and Coleman entered into a Non-Competition Agreement with the Company, effective as of February 25, 2000 and as subsequently amended, pursuant to which the Company will continue to pay monthly base salary, target incentive and benefit coverage for twenty-four (24) months for each of Messrs. Coleman and Bailey. A copy of the press release with respect to these announcements is attached hereto as Exhibit 99.2 and furnished herewith.

Item 8.01	Other Events
     Also on October 22, 2008, the Company announced that the Board has completed its review of strategic alternatives following a five-month evaluation process conducted in concert with JPMorgan, the Company’s financial advisor. As a result of this review, the Board has concluded that the best course of action to maximize shareholder value is to remain as an independent company, realign its cost and overhead structure, and drive value creation. Furthermore, the Company announced that it plans to consolidate its headquarters from Boca Raton, Florida, to its existing offices in suburban Cleveland. These announcements are included in the press release that is attached hereto as Exhibit 99.1 and furnished herewith.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

10.1	Separation Agreement, by and between the Company and Mr. Rhein, effective as of October 20, 2008.

99.1	Press release, dated October 22, 2008 announcing Mr. Rhein’s retirement, additional leadership changes and other items.

99.2	Press release, dated October 23, 2008 announcing departure of Company executives as part of strategic realignment.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.
	By:	/s/ Martin F. Ellis
Martin F. Ellis
Date: October 24, 2008		President and Chief Executive Officer

Exhibit Index

Exhibit
Number	Description

10.1	Separation Agreement, by and between the Company and Mr. Rhein, effective as of October 20, 2008.

99.1	Press release, dated October 22, 2008 announcing Mr. Rhein’s retirement, additional leadership changes and other items.

99.2	Press release, dated October 23, 2008 announcing departure of Company executives as part of strategic realignment.